UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2010

SRA INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-31334	54-1360804
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4300 Fair Lakes Court

Fairfax, Virginia

(Address of principal executive offices)

22033

(Zip Code)

(703) 803-1500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

The U.S. General Services Administration’s Federal Systems Integration and Management Center awarded a single-award blanket purchase agreement (BPA) to SRA International, Inc. (“SRA”) for SAP® implementation for the U.S. Department of Agriculture (USDA). The Application Transformation and Modernization (ATM) System Integrator (SI) BPA is intended to enable USDA organizations to incorporate SAP® enterprise resource planning tools in furtherance of agricultural, nutritional and development initiatives, among others. The BPA, against which future task orders may be issued, has a seven-year term and, if task orders are issued, has a government-estimated value of $500 million. The BPA was originally awarded on December 8, 2009 and was subject to a protest that has subsequently been withdrawn.

The foregoing information is being furnished under “Item 7.01- Regulation FD Disclosure.” Such information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing. The filing of this Current Report and the furnishing of this information pursuant to Item 7.01 do not mean that the information in this Current Report is material or that disclosure of such information is required.

Any statements in this Form 8-K about future expectations, plans, and prospects for SRA, including statements about the estimated value of the contract and work to be performed, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in SRA’s Annual Report on Form 10-K for the period ended June 30, 2009, and other such filings that SRA makes with the SEC from time to time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SRA INTERNATIONAL, INC.

/s/ MARK D. SCHULTZ
Name:	Mark D. Schultz
Title:	Senior Vice President & General Counsel

Date: March 16, 2010